Exhibit 4f(9)










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                            GUARANTEE AGREEMENT


                                  Between


                      Atlantic City Electric Company
                              (as Guarantor)



                                    and



                           The Bank of New York
                               (as Trustee)



                                dated as of



                              October 1, 1996


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

                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I
                               DEFINITIONS . . . . . . . . . . . . . . .  1

       SECTION 1.1. Definitions. . . . . . . . . . . . . . . . . . . . .  1

                                ARTICLE II
                            TRUST INDENTURE ACT. . . . . . . . . . . . .  5

       SECTION 2.1. Trust Indenture Act; Application.  . . . . . . . . .  5
       SECTION 2.2. List of Holders. . . . . . . . . . . . . . . . . . .  5
       SECTION 2.3. Reports by the Guarantee Trustee.. . . . . . . . . .  5
       SECTION 2.4. Periodic Reports to Guarantee Trustee. . . . . . . .  5
       SECTION 2.5. Evidence of Compliance with Conditions
Precedent. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       SECTION 2.6. Events of Default; Waiver. . . . . . . . . . . . . .  6
       SECTION 2.7. Event of Default; Notice.. . . . . . . . . . . . . .  6
       SECTION 2.8. Conflicting Interests. . . . . . . . . . . . . . . .  6

                                ARTICLE III
            POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE . . . . .  7

       SECTION 3.1. Powers and Duties of the Guarantee Trustee.. . . . .  7
       SECTION 3.2. Certain Rights of Guarantee Trustee. . . . . . . . .  9

                                ARTICLE IV
                             GUARANTEE TRUSTEE . . . . . . . . . . . . . 11

       SECTION 4.1. Guarantee Trustee; Eligibility.  . . . . . . . . . . 11
       SECTION 4.2. Compensation and Reimbursement.. . . . . . . . . . . 11
       SECTION 4.3. Appointment, Removal and Resignation of the
                    Guarantee Trustee. . . . . . . . . . . . . . . . . . 12

                                 ARTICLE V
                                GUARANTEE  . . . . . . . . . . . . . . . 13

       SECTION 5.1. Guarantee. . . . . . . . . . . . . . . . . . . . . . 13
       SECTION 5.2. Waiver of Notice and Demand. . . . . . . . . . . . . 13
       SECTION 5.3. Obligations Not Affected.  . . . . . . . . . . . . . 13
       SECTION 5.4. Rights of Holders. . . . . . . . . . . . . . . . . . 14
       SECTION 5.5. Guarantee of Payment.  . . . . . . . . . . . . . . . 15
       SECTION 5.6. Subrogation. . . . . . . . . . . . . . . . . . . . . 15
       SECTION 5.7. Independent Obligations. . . . . . . . . . . . . . . 15

                                ARTICLE VI
                        COVENANTS AND SUBORDINATION. . . . . . . . . . . 15

       SECTION 6.1. Subordination. . . . . . . . . . . . . . . . . . . . 15

                                ARTICLE VII
                                TERMINATION. . . . . . . . . . . . . . . 16

       SECTION 7.1. Termination. . . . . . . . . . . . . . . . . . . . . 16

                               ARTICLE VIII
                              MISCELLANEOUS  . . . . . . . . . . . . . . 16

       SECTION 8.1. Successors and Assigns.  . . . . . . . . . . . . . . 16
       SECTION 8.2. Amendments.  . . . . . . . . . . . . . . . . . . . . 16
       SECTION 8.3. Notices. . . . . . . . . . . . . . . . . . . . . . . 17
       SECTION 8.4. Benefit. . . . . . . . . . . . . . . . . . . . . . . 18
       SECTION 8.5. Interpretation.  . . . . . . . . . . . . . . . . . . 18
       SECTION 8.6. GOVERNING LAW. . . . . . . . . . . . . . . . . . . . 18

                            GUARANTEE AGREEMENT



               This GUARANTEE AGREEMENT ("Guarantee Agreement"), dated as of October 1, 1996, is executed and delivered by Atlantic City Electric Company, a New Jersey corporation (the "Guarantor"), and The Bank of New York, a New York banking corporation organized under the laws of the State of New York, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Atlantic Capital I, a Delaware statutory business trust (the "Issuer").

               WHEREAS, pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of October 1, 1996 among the Issuer Trustees named therein, the Guarantor, as Depositor, and the Holders (as therein defined) from time to time of undivided beneficial interests in the assets of the Issuer, the Issuer is issuing 2,800,000 of its 8.25% Cumulative Quarterly Income Preferred Securities (liquidation preference $25 per preferred security) (the "Preferred Securities") representing preferred undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Trust Agreement;

               WHEREAS, the Preferred Securities will be issued by the Issuer and the proceeds thereof, together with the proceeds from the issuance of the Issuer's Common Securities (as defined below), will be used to purchase the Debentures (as defined in the Trust Agreement) of the Guarantor which will be deposited with The Bank of New York, as Property Trustee under the Trust Agreement, as trust assets; and

               WHEREAS, as incentive for the Holders to purchase Preferred Securities the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders (as defined herein) of the Preferred Securities the Guarantee
Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

               NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred
Securities.


                                 ARTICLE I

                               DEFINITIONS


SECTION 1.1.   Definitions.

               As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Trust Agreement as in effect on the date hereof.

               "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, provided, however, that an Affiliate of the Guarantor shall not be deemed to include the Issuer. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Common Securities" means the securities representing common undivided beneficial interests in the assets of the Issuer.

               "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

               "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default and shall not have cured such default within 60 days after receipt of such notice.

               "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Trust Agreement) required to be paid on the Preferred Securities, to the extent the Issuer shall have funds on hand available therefor at such time, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the "Redemption Price"), with respect to the Preferred Securities called for redemption by the Issuer to the extent the Issuer shall have funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer, unless Debentures are distributed to the Holders in exchange for all of the Preferred Securities, the lesser of (a) the aggregate of the liquidation preference of $25 per Preferred Security plus accumulated and unpaid Distributions on the Preferred Securities to the date of payment to the extent the Issuer shall have funds on hand available to make such payment at such time and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the "Liquidation Distribution").

               "Guarantee Trustee" means The Bank of New York, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means each such Successor Guarantee Trustee.

               "Holder" means any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, "Holder" shall not include the Guarantor, the Guarantee Trustee or any Affiliate of the Guarantor or the Guarantee Trustee.

               "Indenture" means the Junior Subordinated
Indenture dated as of October 1, 1996, as supplemented and amended between the Guarantor and the Bank of New York, as trustee.

               "List of Holders" has the meaning specified in
Section 2.2(a).

               "Majority in liquidation preference of the Securities" means, except as provided by the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the liquidation preference of all then outstanding
Preferred Securities issued by the Issuer.

               "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chairman and Chief Executive Officer, President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

               (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

               (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

               (c) a statement that each such officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

               (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.

               "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

               "Responsible Officer" means, with respect to the Guarantee Trustee, any Senior Vice President, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, any Trust Officer or Assistant Trust Officer or any other officer of the Corporate Trust Department of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer's knowledge of and familiarity with the particular subject.

               "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Guarantor whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of this Guarantee or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Guarantee or to other Debt which is pari passu with, or subordinated to, the Guarantee; provided, however, that Senior Debt shall not be deemed to include (a) any Debt of the Guarantor which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Reform Act of 1978, was without recourse to the Guarantor, (b) any Debt of the Guarantor to any of its Subsidiaries, (c) Debt to any employee of the Guarantor, (d) any liability for taxes, (e) Debt or other monetary obligations to trade creditors created or assumed by the Guarantor or any of its Subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services and (f) Debt issued under the Indenture and (g) the Guarantee.

               "Successor Guarantee Trustee" means a successor
Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

               "Trust Indenture Act" means the Trust Indenture
Act of 1939, as amended.




                                ARTICLE II

                           TRUST INDENTURE ACT


SECTION 2.1.   Trust Indenture Act; Application.

               (a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required or deemed to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.


               (b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

SECTION 2.2.   List of Holders.

               (a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (i) semiannually, on or before January 15 and July 15 of each year, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders ("List of Holders") as of a date not more than 15 days prior to the delivery thereof, and (ii) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a List of Holders as of a date not more than 15 days prior to the time such list is furnished; provided that, the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

               (b) The Guarantee Trustee shall comply with its obligations under Section 311(a) of the Trust Indenture Act (subject to the provisions of Section 311(b) of the Trust Indenture Act) and Section 312(b) of the Trust Indenture Act.

SECTION 2.3.   Reports by the Guarantee Trustee.

               Not later than July 15 of each year, commencing July 15, 1997, the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by
Section 313(a) of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

SECTION 2.4.   Periodic Reports to Guarantee Trustee.

               The Guarantor shall provide to the Guarantee
Trustee, the Securities and Exchange Commission and the Holders such documents, reports and information, if any, as required by
Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act.

SECTION 2.5.   Evidence of Compliance with Conditions Precedent.

               The Guarantor shall provide to the Guarantee
Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

SECTION 2.6.   Events of Default; Waiver.

               The Holders of a Majority in liquidation preference of the Preferred Securities may, by vote on behalf of all of the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

SECTION 2.7.   Event of Default; Notice.

               (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default known to the Guarantee Trustee, unless such defaults have been cured before the giving of such notice, provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

               (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless the Guarantee Trustee shall have received written notice, or a Responsible Officer charged with the administration of the Trust Agreement shall have obtained written notice, of such Event of Default.

SECTION 2.8.   Conflicting Interests.

               The Trust Agreement shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section
310(b) of the Trust Indenture Act.



                                ARTICLE III

           POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE


SECTION 3.1.   Powers and Duties of the Guarantee Trustee.

               (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting (and, as to the Guarantee Trustee cessation of holding) of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

               (b) If an Event of Default has occurred and is continuing, the Guarantee Trustee may in its discretion proceed to protect and enforce its rights and other rights of the Holders by such appropriate judicial proceedings as it shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Guaranty Agreement or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

               (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform such duties and only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

               (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:


                           (i   prior to the occurrence of any Event of
               Default and after the curing or waiving of all such Events of Default that may have occurred:

                    (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

                    (B) in the absence of bad faith on the part of the Guarantee Trustee, the Guarantee
                   Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;


                (ii   the Guarantee Trustee shall not be liable
               for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;


                 (iii   the Guarantee Trustee shall not be liable
               with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation preference of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement;

                  (iv   no provision of this Guarantee Agreement
               shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or adequate indemnity against such risk or liability is not reasonably assured to it; and
                      (v)  whether or not therein
               expressly so provided, every
               provision of this Guarantee
               Agreement relating to the conduct
               or affecting the liability of or
               affording protection to the
               Guarantee Trustee shall be subject
               to the provisions of this Section.


SECTION 3.2.   Certain Rights of Guarantee Trustee.

               (a) Subject to the provisions of Section 3.1:

                    (i   The Guarantee Trustee may rely and shall
               be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                     (ii   Any direction or act of the Guarantor
               contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate of the Guarantor unless otherwise prescribed herein.

                 (iii   Whenever, in the administration of this
               Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and rely upon an Officers' Certificate of the Guarantor which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

                        (iv   The Guarantee Trustee shall have no duty
               to see to any recording, filing or registration of any instrument (or any re-recording, re-filing or registration thereof).

                   (v   The Guarantee Trustee may consult with
               legal counsel, and the written advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

                    (vi   The Guarantee Trustee shall be under no
               obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such adequate security and indemnity as would satisfy a reasonable person in the position of the Guarantee Trustee, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement.

             (vii   The Guarantee Trustee shall not be bound
               to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                     (viii   The Guarantee Trustee may execute any of
               the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

                   (ix   Any action taken by the Guarantee Trustee
               or its agents hereunder shall bind the Holders, and the signature of the Preferred Guarantee Trustee or its agents alone shall be sufficient and effective to perform any such action. No third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Guarantee Agreement, both of which shall be conclusively evidenced by the Guarantee Trustee's or its agent's taking such action.

                      (x   Whenever in the administration of this
               Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee
               (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (C) shall be protected in acting in accordance with such instructions.

                       (xi)  the Guarantee Trustee shall not be
               charged with knowledge of any Event of Default unless either (1) a Responsible Officer of the Trustee shall have actual knowledge of the Event of Default or (2) written notice of such Event of Default shall have been given to the Guarantee Trustee by the Guarantor, any other obligor on the Preferred Securities or by any Holder of the Preferred Securities.

               (b) No provision of this Guarantee
       Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.


                                ARTICLE IV

                             GUARANTEE TRUSTEE


SECTION 4.1.   Guarantee Trustee; Eligibility.

               (a) There shall at all times be a Guarantee
       Trustee which shall:

                        (i   not be an Affiliate of the Guarantor; and

                   (ii   be a Person that is eligible pursuant to
               the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(c) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.


               (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.3.

               (c) If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.


SECTION 4.2.   Compensation and Reimbursement.

               The Guarantor agrees:

               (a) to pay the Guarantee Trustee from time to time such reasonable compensation as the Guarantor and the Guarantee Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

               (b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with the provisions of this Guarantee (including the reasonable compensation and expenses of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or bad faith; and

               (c) to indemnify each of the Guarantee Trustee and any predecessor Guarantee Trustee for, and to hold it harmless from and against, any and all loss, damage, claim, liability or expense, including taxes (other than taxes based upon the income of the Guarantee Trustee) incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance of the trust created by, or the administration of, this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

               As security for the performance of the obligations of the Guarantor under this Section, the Guarantee Trustee shall have a lien prior to the Preferred Securities upon all the property and funds held or collected by the Guarantee Trustee as such, except funds held in trust for the payment of principal of, and premium (if any) or interest on, particular obligations of the Guarantor under this Guarantee Agreement.

               The provisions of this Section shall survive the termination of this Guarantee Agreement.

SECTION 4.3.   Appointment, Removal and Resignation of the
               Guarantee Trustee.

               (a) Subject to Section 4.3(b), unless an Event of
       Default shall have occurred and be continuing, the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

               (b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

               (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

               (d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.3 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.


               (e) The Guarantor shall give notice of each resignation and each removal of the Guarantee Trustee and each appointment of a successor Guarantee Trustee to all Holders in the manner provided in Section 8.3 hereof. Each notice shall include the name of the successor Guarantee Trustee and the address of its Corporate Trust Office.


                                 ARTICLE V

                                GUARANTEE


SECTION 5.1.   Guarantee.

               The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

SECTION 5.2.   Waiver of Notice and Demand.

               The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

SECTION 5.3.   Obligations Not Affected.

               The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

               (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

               (b) the extension of time for the payment by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

               (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred
       Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

               (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;


               (e) any invalidity of, or defect or deficiency in, the Preferred Securities;

               (f) the settlement or compromise of any
       obligation guaranteed hereby or hereby incurred; or

               (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this
       Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

SECTION 5.4.   Rights of Holders.

               The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) if an Event of Default has occurred and is continuing, the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in liquidation preference of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person.

SECTION 5.5.   Guarantee of Payment.

               This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Debentures to Holders as provided in the Trust Agreement.

SECTION 5.6.   Subrogation.

               The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Issuer pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement.
If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.


SECTION 5.7.   Independent Obligations.

               The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.


                                ARTICLE VI

                       COVENANTS AND SUBORDINATION


SECTION 6.1.   Subordination.

               This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all general liabilities of the Guarantor. Nothing in this Section 6.1 shall apply to claims of, or payments to, the Guarantee Trustee under or pursuant to
Section 4.2 hereof.


                                ARTICLE VII

                               TERMINATION


SECTION 7.1.   Termination.

               This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) the distribution of Debentures to the Holders in exchange for all of the Preferred Securities or (iii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or under this Guarantee Agreement.


                               ARTICLE VIII

                              MISCELLANEOUS


SECTION 8.1.   Successors and Assigns.

               This Guarantee Agreement may be amended only by an instrument in writing entered into by the Guarantor and the Guarantee Trustee. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article Eight of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder. Nothing herein contained shall be deemed to require the Guarantee Trustee to enter into any amendment of this Guarantee Agreement.

SECTION 8.2.   Amendments.

               Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in liquidation preference of all the outstanding Preferred Securities. The provisions of Article VI of the Trust Agreement concerning meetings of the Holders shall apply to the giving of such approval.

SECTION 8.3.   Notices.

               Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

               (a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice of to the Holders:

          Atlantic City Electric Company
          6801 Black Horse Pike
          Egg Harbor Township, New Jersey  08234-4130
          Facsimile No.: (609) 645-4132
          Attention: Treasurer

with a copy to:

          Atlantic City Electric Company
          6801 Black Horse Pike
          Egg Harbor Township, New Jersey  08324-4130
          Facsimile No.: (609) 645-4132
          Attention: General Counsel

          (b) if given to the Issuer, in care of the Guarantee Trustee, at the Issuer's (and the Guarantee Trustee's) address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

          Atlantic Capital I
          c/o Atlantic City Electric Company
          6801 Black Horse Pike
          Egg Harbor Township, New Jersey  08234-4130
          Facsimile No:  (609) 645-4132
          Attention:  Treasurer

with a copy to:

          The Bank of New York
          101 Barclay Street
          New York, New York 10286
          Facsimile No.: (212) 815-5999
          Attention: Corporate Trust Department

          (c) if given to any Holder, at the address set forth on the books and records of the Issuer. All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

SECTION 8.4.   Benefit.

          This Guarantee Agreement is solely for the benefit of the Holders and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.

SECTION 8.5.   Interpretation.

          In this Guarantee Agreement, unless the context otherwise requires:

          (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

          (b)  a term defined anywhere in this Guarantee
     Agreement has the same meaning throughout;

          (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

          (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

          (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

          (f) a reference to the singular includes the plural and vice versa; and

          (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

SECTION 8.6.   GOVERNING LAW.

          THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE
STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
          THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                              ATLANTIC CITY ELECTRIC COMPANY


                              By:  /s/ L.M. Walters
                                 L.M. Walters
                                 Vice President, Treasurer and
Assistant                        Secretary

                              THE BANK OF NEW YORK, as
                                Guarantee Trustee


                              By:  /s/ Lucille Firrincieli
                                 Lucille Firrincieli
                                 Assistant Vice President